April 29, 2005

CIGNA Variable Products Group
280 Trumbull Street, H10G
Hartford, Connecticut 06103

Dreyfus Stock Index Fund, Inc.
200 Park Avenue
New York, New York 10166

Re:      Agreement and Plan of Reorganization

Ladies and Gentlemen:

You have requested our opinion as to certain Federal income tax consequences of the reorganization contemplated by the Agreement and Plan of Reorganization by and among Connecticut General Corporation, a Connecticut corporation, Connecticut General Life Insurance Company, a Connecticut corporation, CIGNA Variable Products Group, a Massachusetts business trust (the "CIGNA Fund"), on behalf of itself and its series TimesSquare VP S&P 500® Index Fund (the "CIGNA Portfolio"), The Dreyfus Corporation, a New York corporation, and Dreyfus Stock Index Fund, Inc., a Maryland corporation (the "Dreyfus Stock Fund"). A copy of the Agreement and Plan of Reorganization is included as Exhibit A to the Registration Statement on Form N-14 of the Dreyfus Stock Fund (Registration No. 333-122910) (the "Registration Statement"). You have advised us that each of the Dreyfus Stock Fund and the CIGNA Portfolio have qualified or will qualify as a "regulated investment company" within the meaning of Subchapter M of the United States Internal Revenue Code of 1986, as amended (the "Code"), for each of their fiscal years of operation ending on or before or including the Closing Date.

In rendering this opinion, we have examined the Agreement and Plan of Reorganization, the Registration Statement and any amendment thereto or supplement thereof, and such other documents as we have deemed necessary or relevant for the purpose of this opinion. In issuing our opinion, we have relied upon statements and representations of the CIGNA Fund and the CIGNA Portfolio and of the Dreyfus Stock Fund, made in the Registration Statement and to us for our use in rendering this opinion, including letters from the Dreyfus Stock Fund and the CIGNA Fund, on behalf of the CIGNA Portfolio, dated as of the date hereof, representing as to certain facts, occurrences and information. As to various questions of fact material to this opinion, where relevant facts were not independently established by us, we have relied upon statements of, and written information provided by, representatives of the CIGNA Fund and the CIGNA Portfolio and of the Dreyfus Stock Fund, including the representations and warranties made in the Agreement and Plan of Reorganization, which we are treating as representations and warranties made to us, and the separate letters addressed to us and the certificates delivered pursuant to the Agreement and Plan of Reorganization. We have assumed that such statements, representations and information described above are true without regard to any qualification as to knowledge or belief. We also have examined such matters of law as we have deemed necessary or appropriate for the purpose of this opinion. We note that our opinion is based on our examination of such law, our review of the documents described above, the statements and representations referred to above and in the Registration Statement and the Agreement and Plan of Reorganization, the provisions of the Code, the regulations, published rulings and announcements thereunder, and the judicial interpretations thereof currently in effect. Any change in applicable law or any of the facts and circumstances described in the Registration Statement, or inaccuracy of any statements or representations on which we have relied, may affect the continuing validity of our opinion.

Capitalized terms not defined herein have the respective meanings given such terms in the Agreement and Plan of Reorganization.

Based on the foregoing and on certain facts, qualifications, assumptions and representations, and conditioned on consummation of the Reorganization in accordance with the Agreement and Plan of Reorganization, it is our opinion that for Federal income tax purposes:

(a) the transfer of all of the Portfolio Assets to the Dreyfus Stock Fund in exchange solely for the Dreyfus Stock Fund Shares and the assumption by the Dreyfus Stock Fund of the Liabilities, followed by the distribution by the CIGNA Portfolio of the Dreyfus Stock Fund Shares to the CIGNA Portfolio shareholders pursuant to the Reorganization, will qualify as a "reorganization" as defined in Section 368(a)(1)(C) of the Code, and each of the CIGNA Portfolio and the Dreyfus Stock Fund will be "a party to the reorganization" within the meaning of Section 368(b) of the Code;

(b) no gain or loss will be recognized by the Dreyfus Stock Fund upon the receipt of the Portfolio Assets in exchange solely for Dreyfus Stock Fund Shares and the assumption by the Dreyfus Stock Fund of the Liabilities pursuant to the Reorganization;

(c) no gain or loss will be recognized by the CIGNA Portfolio upon the transfer of the Portfolio Assets to the Dreyfus Stock Fund in exchange solely for Dreyfus Stock Fund Shares and the assumption by the Dreyfus Stock Fund of the Liabilities or upon the distribution (whether actual or constructive) of Dreyfus Stock Fund Shares to the CIGNA Portfolio shareholders in exchange for their CIGNA Shares pursuant to the Reorganization;

(d) no gain or loss will be recognized by the CIGNA Portfolio shareholders upon the exchange of their CIGNA Shares for the Dreyfus Stock Fund Shares pursuant to the Reorganization;

(e) the aggregate tax basis for the Dreyfus Stock Fund Shares received by each CIGNA Portfolio shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the CIGNA Shares held by such CIGNA Portfolio shareholder immediately prior to the Reorganization, and the holding period of the Dreyfus Stock Fund Shares received by each CIGNA Portfolio shareholder pursuant to the Reorganization will include the period during which the CIGNA Shares exchanged therefor were held by such CIGNA Portfolio shareholder (provided the CIGNA Shares were held as capital assets on the date of the exchange); and

(f) the tax basis of each Portfolio Asset acquired by the Dreyfus Stock Fund pursuant to the Reorganization will be the same as the tax basis of that Portfolio Asset to the CIGNA Portfolio immediately prior to the Reorganization, and the holding period of each Portfolio Asset in the hands of the Dreyfus Stock Fund will include the period during which such Portfolio Asset was held by the CIGNA Portfolio.

No opinion is expressed as to the effect of the Reorganization on (i) the CIGNA Portfolio or the Dreyfus Stock Fund with respect to any Portfolio Asset as to which any unrealized gain or loss is required to be recognized for Federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting, and (ii) any shareholder of the CIGNA Portfolio that is required to recognize unrealized gains and losses for Federal income tax purposes under a mark-to-market system of accounting.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus/Proxy Statement included in the Registration Statement, and to the filing of this opinion as an exhibit to any application made by or on behalf of the Dreyfus Stock Fund or any distributor or dealer in connection with the qualification of the Dreyfus Stock Fund Shares under the securities laws of any state or jurisdiction. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

STROOCK & STROOCK & LAVAN LLP